UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

November 17, 2009

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2515 McKinney Avenue, Suite 1200 Dallas, TX 75201
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2009, the Compensation Committee of the Board of Directors of Dean Foods Company (the “Company”) approved the future granting of awards of cash performance units (“CPUs”) as part of the Company’s long-term incentive compensation program, to be granted pursuant to the terms and conditions of the Company’s 2007 Stock Incentive Plan (the “2007 Plan”). It is expected that any CPU awards would be granted in accordance with the Company’s timing of grants of stock options and restricted stock units pursuant to the Company’s equity grant guidelines. The CPU awards are designed to link compensation of certain executive officers and other key employees to the Company’s performance over a three-year period using performance metrics set forth in the 2007 Plan. The first performance period is anticipated to end on December 31, 2012 and is expected to be measured based on comparative total stockholder return, which is a permitted performance metric under the 2007 Plan.

The Company must meet a threshold performance metric at the measurement date in order for the CPU award to be payable. In the event of death, disability or retirement of the grantee prior to the end of the performance period, the CPU award will be prorated for the date of termination of service and performance will be measured at the end of the calendar year in which the termination occurred. In the event of a change in control prior to the end of the performance period, the CPU award will be prorated for the date of the change in control and performance will be measured as of the date of the change in control. In the event the grantee’s employment is terminated for any reason other than death, disability, retirement, or change in control prior to the end of the performance period, the CPU award will terminate and no amounts will be payable thereunder. A form of CPU award agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and this description is qualified entirely by reference to such Exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Cash Performance Unit Agreement under the Dean Foods Company 2007 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2009	DEAN FOODS COMPANY

	By:	/s/ STEVEN J. KEMPS
Steven J. Kemps Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Cash Performance Unit Agreement under the Dean Foods Company 2007 Stock Incentive Plan